UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2025

Currenc Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41079	98-1602649
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 North Bridge Road, Spaces City Hall, Singapore	188726
(Address of principal executive offices)	(Zip Code)

+65 6407-7362

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.0001 per share	CURR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 30, 2025, Currenc Group, Inc. (the “Company”) received two letters from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that we are not in compliance with Nasdaq Listing Rules 5450(a)(1) and 5450(b)(2)(A). In the Notice, the Nasdaq Listing Qualifications Department notified us that, for the 30 consecutive business day period between May 14, 2025 through June 27, 2025, our ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), had: (a) not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) and (b) not maintained a minimum market value of listed securities of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A).

Pursuant to Nasdaq Listing Rule 5810(c)(3), the Company was provided an initial compliance period of 180 calendar days, or until December 29, 2025, to regain compliance with the minimum bid price and the market value of listed securities requirements. In order to regain compliance with the minimum value of listed securities Rule, our Ordinary Shares are required to maintain a minimum closing market value of $50 million for a minimum of ten consecutive business days during the compliance period, or prior to December 29, 2025. In order to regain compliance with the minimum bid price requirement, our Ordinary Shares are required to maintain a minimum closing bid price of $1.00 per share for a minimum of ten consecutive business days during the compliance period, or prior to December 29, 2025.

If we fail to regain compliance with the minimum closing bid price rule during the compliance period, we may apply for an additional compliance period as provided for in the applicable notice letter. Nasdaq’s determination of whether we qualify for an additional compliance period will depend on whether we will meet the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Global Market, with the exception of the minimum bid price requirement, and a written notice of our intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

The notices have no immediate effect on the listing of the Company’s Ordinary Shares and the Company’s Ordinary Shares continue to trade on The Nasdaq Global Market under the symbol “CURR”, subject to the Company’s compliance with the other continued listing requirements. However, if the Company does not regain compliance with these requirements prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting from The Nasdaq Global Market.

The Company intends to actively monitor the closing bid price and aggregate market value of its Ordinary Shares and is evaluating available options to regain compliance with the minimum bid price and market value of listed securities requirements. There can be no assurance that the Company will be able to regain compliance with these requirements or that the Company will otherwise remain in compliance with the other listing standards for Nasdaq.

Item 3.02 Unregistered Sales of Equity Securities

As previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 20, 2025, on June 27, 2025, the Company consummated the transactions contemplated by the Share Purchase Agreement (the “Share Purchase Agreement”), dated June 15, 2025, with the nine creditors party thereto, pursuant to which the Company issued an aggregate of 28,360,373 of the Company’s ordinary shares, par value $0.0001 (the “Ordinary Shares”) to such creditors in full satisfaction of $12,166,600 of the Company’s unsecured obligations.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the Commission on June 25, 2025, the Company consummated the transactions contemplated by the Warrant Exchange Agreement, dated June 20, 2025, between the Company and Alta Partners, LLC, pursuant to which the Company exchanged 518,934 of the Company’s warrants for 86,489 Ordinary Shares.

As previously disclosed in the Company’s 10-Q, filed with the Commission on May 20, 2025, on March 4, 2025, the Company received a conversion notice from Pine Mountain Holdings Limited (“Pine Mountain”), requesting the conversion of the principal and accrued but unpaid interest on its convertible promissory note into 1,027,996 Ordinary Shares (the “Conversion Shares”). On June 27, 2025, the Company issued the Conversion Shares to Pine Mountain.

On June 27, 2025, the Company issued 81,818 Ordinary Shares to Roth Capital Partners, LLC (“Roth”) in satisfaction of the Company’s obligations under that certain engagement letter, August 20, 2024, between the Company and Roth.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2025

CURRENC GROUP INC.

By:	/s/ Ronnie Ka Wah Hui
Name:	Ronnie Ka Wah Hui
Title:	Chief Executive Officer